As filed with the Securities and Exchange Commission on September 22, 2011

Registration No. 333-154209

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT NO. 333-154209

UNDER THE SECURITIES ACT OF 1933

THE LUBRIZOL CORPORATION

(Exact name of registrant as specified in its charter)

OHIO	34-0367600
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

29400 Lakeland Boulevard, Wickliffe, Ohio 44092

(Address of Principal Executive Offices) (Zip Code)

Suzanne F. Day

Vice President, General Counsel and Chief Ethics Officer

The Lubrizol Corporation

29400 Lakeland Boulevard, Wickliffe, Ohio 44092

(Name, address and telephone number, including area code, of agent for service)

(440) 943-4200

(Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public : Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑

If this Form is a post-effective amendment to a registration filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3, File No. 333-154209, filed by The Lubrizol Corporation (the “Company”) with the Securities and Exchange Commission on October 14, 2008, which registered an indeterminate number of debt securities, common shares, without par value, preferred stock, without par value, depositary shares and warrants of the Company (the “Registration Statement”).

On September 16, 2011, pursuant to an Agreement and Plan of Merger dated as of March 13, 2011 (as amended by the amendment thereto, dated as of June 9, 2011, the “Merger Agreement”) by and among Berkshire Hathaway Inc., a Delaware corporation (“Parent”), Ohio Merger Sub, Inc., an Ohio corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub merged with and into the Company, with the Company being the surviving entity (the “Merger”).

As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statement. Accordingly, pursuant to an undertaking contained in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold as of the effective time of the Merger under the Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wickliffe, State of Ohio, on September 22, 2011.

THE LUBRIZOL CORPORATION

By:	/s/ Brian A. Valentine
Brian A. Valentine Vice President, Treasurer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James L. Hambrick James L. Hambrick	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	September 22, 2011

/s/ Brian A. Valentine Brian A. Valentine	Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer)	September 22, 2011

/s/ Michael L. Kuta Michael L. Kuta	Corporate Controller (Principal Accounting Officer)	September 22, 2011

/s/ Warren E. Buffett Warren E. Buffett	Director	September 22, 2011

/s/ Marc D. Hamburg Marc D. Hamburg	Director	September 22, 2011